Exhibit 10.35

SIXTH AMENDMENT TO (REPUBLIC BANK BUILDING) OFFICE LEASE

9600 BROWNSBORO ROAD

JEFFERSON COUNTY, KENTUCKY

This Sixth Amendment to Office Lease dated as of December 17, 2019, is made to the Office Lease dated August 1, 1999, as amended (the “Lease”), by and between Jaytee Properties, a Kentucky general partnership, now known as Jaytee-Springhurst, LLC, hereinafter referred to as “Landlord” and Republic Bank & Trust Company, hereinafter referred to as “Tenant.”  As parties hereto, Landlord and Tenant hereby agree to further modify and amend the Lease, as hereinafter set forth.

Landlord and Tenant agree that the following terms of the Lease shall be further amended to increase the Tenant’s square footage by 4,983 square feet.  The Tenant’s rent shall be increased by $7,823.31 ($18.84 per square foot) per month effective February 1, 2020 (the “Sixth Amendment Effective Date”).  More specifically, the Lease, as amended, shall be further amended as follows:

ARTICLE I, PREMISES, is hereby amended to add the following to Section 1:

Tenant leases from Landlord and Landlord leases to Tenant the following additional premises (the “Additional Premises” and hereinafter to be included in any references to “Premises”):

Being an additional 4,983 square feet of office space located on the second floor in the Building, and specifically identified as Suites 200 and 220.

ARTICLE III, RENT AND OPERATING EXPENSES, is hereby amended to add the following to Section 1:

Tenant shall pay to Landlord, at Landlord’s office in the Building or at such place as Landlord may from time to time designate, as rental for the Additional Premises as of the Sixth Amendment Effective Date, the amount of $7,823.31 per month.

The terms and provisions of the Lease shall continue in full force and effect except as modified and amended herein.

REPUBLIC BANK & TRUST COMPANY	JAYTEE-SPRINGHURST, LLC
/s/ Kevin Sipes	/s/ Steven E. Trager
By: Kevin Sipes	By: Steven E. Trager